Exhibit 10.25

EXECUTION COPY

AGREEMENT REGARDING LINTA EQUITY AWARDS

This Agreement Regarding LINTA Equity Awards (this “Agreement”), dated effective as of September 23, 2011 (the “Effective Date”), is made by and between Liberty Interactive Corporation, a Delaware corporation f/k/a Liberty Media Corporation (the “Company”), and Gregory B. Maffei (the “Executive”).

RECITALS

A.Pursuant to a Contribution Agreement dated as of September 22, 2011, the Executive Employment Agreement dated as of December 17, 2009 (the “Assigned Executive Employment Agreement”) between the Executive and the Company, then known as Liberty Media Corporation, was assigned to, and assumed by, Liberty Media Corporation, a Delaware corporation then known as Liberty CapStarz, Inc., and f/k/a Liberty Splitco, Inc. (“Splitco”). At the time of such assignment, Splitco was an indirect wholly-owned subsidiary of the Company.

B.On the Effective Date, the Company redeemed (1) all outstanding shares of Liberty Media Corporation Series A Liberty Capital Common Stock for shares of Splitco Series A Splitco Capital Common Stock, (2) all outstanding shares of Liberty Media Corporation Series B Liberty Capital Common Stock for shares of Splitco Series B Splitco Capital Common Stock, (3) all outstanding shares of Liberty Media Corporation Series A Liberty Starz Common Stock for shares of Splitco Series A Splitco Starz Common Stock, and (4) all outstanding shares of Liberty Media Corporation Series B Liberty Starz Common Stock for shares of Splitco Series B Splitco Starz Common Stock. The foregoing redemptions and the resulting separation of Splitco from the Company is referred to in this Agreement as the “Split-off.”

C.Effective as of the Effective Date, the Assigned Executive Employment Agreement was amended and restated in its entirety pursuant to an Amended and Restated Executive Employment Agreement dated as of the Effective Date between the Executive and Splitco (as amended from time to time, the “Amended and Restated Employment Agreement”) providing for the Executive to serve as the President and Chief Executive Officer of Splitco. As of the Effective Date, the Executive is also the President and Chief Executive Officer of the Company. While the Company may reimburse Splitco for part of Executive's salary and other benefits and may directly pay a portion of the Executive's bonus compensation under the Amended and Restated Employment Agreement in accordance with an agreement between the Company and Splitco, the Executive, except as otherwise provided herein, is not directly entitled to the payment of any salary, bonus, severance or other benefits from the Company, including upon the Executive ceasing to be the President or Chief Executive Officer of the Company.

D.The Company and the Executive desire to enter into this Agreement to provide for certain matters, including, without limitation, matters related to equity awards of the Company held by the Executive that were not converted pursuant to the Split-off.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive agree as follows:

1.	Definitions.

(a)“Affiliate” means any Person Controlling, Controlled by or under common Control with the Company; and “Control” (including the correlative terms “Controlling” and “Controlled”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Splitco is not an “Affiliate” of the Company as of the Effective Date.

(b)“Board” means the Board of Directors of the Company.

(c)“Cause” means: (i) the Executive's willful failure to follow the lawful instructions of the Board (other than due to Disability); (ii) the commission by the Executive of any fraud, misappropriation or misconduct that causes demonstrable material injury to the Company or any Affiliate; (iii) the Executive's conviction of, or plea of guilty or nolo contendere to, a felony; or (iv) the Executive's failure to comply in any material respect with this Agreement or any other agreement between the Executive, on the one hand, and the Company or any Affiliate, on the other, if such failure results in demonstrable material injury to the Company or any Affiliate. Notwithstanding anything contained herein to the contrary, the Executive's employment may not be terminated for Cause pursuant to clause (i), (ii) or (iv) above unless (A) the decision is made by a majority of the Board at a Board meeting where the Executive and his counsel had an opportunity to be heard on at least ten days' prior written notice; (B) the Company provides the Executive with written notice of the Board's decision to terminate the Executive's employment for Cause specifying the particular act(s) or failure(s) to act serving as the basis for such decision; and (C) if such act or failure to act is capable of being cured, the Executive fails to cure any such act or failure to act to the reasonable satisfaction of the Board within ten days after such notice.

For purposes of this Agreement, no act or failure to act, on the part of the Executive, will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was legal, proper, and in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(d)“Change in Control” means, with respect to the period following the Effective Date (i) any merger, consolidation or share exchange to which the Company is a party as a result of which Persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the surviving corporation ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or share exchange, (ii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of (1) the Company or (2) the Company's Subsidiaries, taken as a whole, (iv) at any time during any period of two consecutive years beginning on or after the Effective Date, individuals who at the beginning of such period were members of the Board (“Original Directors”) and new directors, if any, whose election or nomination for election to the Board was recommended or approved by a majority of the Original Directors and the new directors whose nomination had previously been so approved, cease for any reason to constitute a majority of the then incumbent members of the Board, (v) any transaction (or series of related transactions) in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any of its Subsidiaries, any employee benefit plan sponsored by the Company or any of its Subsidiaries, any Exempt Person (as defined in the Company's 2007 Incentive Plan, as in effect as of the date hereof) or any member of the Malone Group (as defined in Section 4(c)) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company's securities) or (vi) a spin-off, split-off, split-up or other similar event or events (each, a “Spin Transaction”), either in a single transaction or in a series of related or unrelated transactions (provided that such related or unrelated transactions occur during a period of 24 consecutive months), pursuant to which assets of the Company or of one or more of its Subsidiaries having either a fair market value (as determined in the good faith reasonable judgment of the Board) or book value equal to 40% or more of the total fair market value or book value of the assets of the Company and its Subsidiaries (taken as a whole) are directly or indirectly transferred or distributed by dividend or otherwise, excluding any Spin Transaction in which (A) the Executive is appointed as the chief executive officer of the separate publicly-traded entity that is the subject of such Spin Transaction, whether or not he elects to accept such appointment, and (B) any equity-based awards previously granted by the Company to the Executive are adjusted in a manner that (1) preserves the intrinsic value of such option or similar right (or, in the case of the grant of a new option or similar right, preserves the intrinsic value of the option or similar right in respect of which such new option or similar right is granted) and (2) complies with, or is exempt from, Section 409A of the Code. For the purpose of calculating whether the 40% threshold described in clause (vi) of the preceding sentence has been reached or exceeded in a series of two or more transactions, the following calculation will apply:

X    =     40 - P
100 - P

where

X	= percentage of book or fair market value, as applicable, required to reach the 40% threshold as of the date of the second or any subsequent transaction; and

P
=    percentage of book or fair market value, as applicable, disposed of in all prior spin-off, split-off, split-up or other similar events to which clause (vi) applies, determined as of the date of each such transaction.

(e)“Code” means the Internal Revenue Code of 1986, as amended.

(f)“Common Stock” means each or any (as the context may require) series of the Company's common stock.

(g)“Disabled” or “Disability” means the Executive's inability to substantially perform his duties to the Company due to physical or mental impairment for six consecutive months and, within 30 days after a notice of termination is given to the Executive, the Executive has not returned to work. Notwithstanding the foregoing, the Executive will not be considered Disabled unless the Executive is also “disabled,” as such term is defined under Section 409A(a)(2)(C) of the Code.

(h)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto.

(i)“Fundamental Corporate Event” means a corporate event which results in a change to the number or type of shares of stock subject to an Existing Equity Award, including a stock dividend, stock split, reverse stock split, reclassification, recapitalization, reorganization, split-up, spin-off, combination, share exchange, merger, consolidation or similar corporate event

(j)“Good Reason” means the occurrence of any of the following events:

(i)the failure of the Company to appoint the Executive to, or to permit him to remain in, the positions set forth in Section 2, if that failure is not cured within 10 days after written notice;

(ii)the assignment by the Company to the Executive of duties materially inconsistent with his status as the chief executive officer of a publicly-traded company or any material diminution in the Executive's duties and/or responsibilities, reporting obligations, titles or authority, as set forth in Section 2, if that inconsistency or diminution is not cured within 10 days after written notice;

(iii)the Company's failure to provide any payments or employee benefits required to be provided to the Executive and continuation of that failure for 10 days after written notice;

(iv)any purported termination by the Company of the Executive's employment for Cause which is not substantially effected pursuant to the procedures described in Section 1(c);

(v)a Change in Control; provided that the Executive may exercise his right to terminate his employment for Good Reason pursuant to this Section 1(j)(v) only during the 30-day period that commences 90 days after the occurrence of such Change in Control;

(vi)any material breach of the Agreement or any other agreement between the Executive, on the one hand, and the Company or any Affiliate, on the other, by the Company or any Affiliate, if not cured within 10 days after written notice; and/or

(vii)a failure of the Company to have any successor to the Company assume in writing the Company's obligations under the Agreement, if not cured within 10 days after written notice.

Notwithstanding the foregoing, Good Reason will not be deemed to exist unless the Executive gives the Company notice within 120 days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason.

(k)“Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

(l)“Reorganization Agreement” means the Reorganization Agreement dated as of August 30, 2011 between the Company and Splitco.

(m)“Separation from LINTA” means the Executive's “separation from service” from the Company, as defined in Treasury Regulation Section 1.409A-1(h).

(n)“Separation from Splitco” means the Executive's “separation from service” from Splitco, as defined in Treasury Regulation Section 1.409A-1(h).

(o)“Splitco” has the meaning specified in Recital A.

(p)“Subsidiary” means, with respect to any Person, any other Person Controlled by that Person.

2.Title, Position and Duties.

(a)Title and Reporting. During the Executive's employment with the Company, the Executive will be employed as the Company's President and Chief Executive Officer, and he will report solely and directly to the Board. All other employees of the Company and its Affiliates (other than the Chairman of the Board, if the Chairman of the Board is an employee of the Company) will report to the Executive or his designees.

(b)Board Position. Immediately following the Effective Date, the Executive will continue to serve as a member of the Board and, so long as there is an Executive Committee of the Board, will be entitled to serve on such committee for so long as the Executive serves on the Board. Throughout Executive's employment with the Company through and including December 31, 2014, the Company will nominate and recommend to the stockholders of the Company that the Executive be elected to the Board at each of the Company's annual meetings occurring prior to December 31, 2014.

(c)Duties. In his capacity as President and Chief Executive Officer, the Executive will perform such duties as are consistent with his title and position as President and Chief Executive Officer of a publicly-traded company, it being acknowledged that the duties performed by the Executive, and the level of management authority and responsibility that the Executive had, as of the Effective Date are consistent with his title and position. No other employee of the Company will have authority or responsibilities that are equal to or greater than those of the Executive (other than the Chairman of the Board, if the Chairman of the Board is an employee of the Company). Notwithstanding the foregoing, the Executive will not be required to perform any duties or responsibilities which would be likely to result in non-compliance with, or a violation of, any applicable law or regulation.

(d)Time and Effort. The Executive will devote his efforts and abilities to the performance of his duties to the Company; provided that he will, to the extent the same does not substantially interfere with the performance of his duties hereunder, be permitted to: (i) serve on corporate and civic boards and committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (iii) manage personal and family investments; provided further, that notwithstanding anything contained herein to the contrary, the Executive is permitted to continue in the employ and service of Splitco and its Subsidiaries and the Executive's devotion of his business and other time to such employment and service shall not in any way be deemed to breach this Agreement or any other agreement between the Executive and the Company or any Affiliate or to interfere with the performance of his duties hereunder. It is expressly understood and agreed that the continued conduct by the Executive of such activities, as listed on Appendix A, will not be deemed to interfere with the performance of the Executive's responsibilities hereunder.

3.Salary, Bonus, Benefits, Expenses and Equity Grants.

(a)Salary. The Executive is not entitled to any base salary from the Company.

(b)Bonus. The Executive is not entitled to any bonus from the Company. To the extent the Company directly pays any part of the Executive's bonus compensation under the Amended and Restated Employment Agreement, such portion paid with respect to services performed in any calendar year will be paid prior to March 15th of the year following the year to which such service relates.

(c)Benefits; Vacation; Perquisites. The Executive is not entitled to any benefits, paid vacation and/or paid time off or any perquisites or other personal benefits from the Company; provided, however, that the Company hereby consents to any vacation and other time off taken by the Executive that corresponds with vacation and other time off taken by the Executive with Splitco.

(d)Business Expenses. The Company will promptly pay or reimburse the Executive for reasonable expenses incurred in connection with the Executive's employment and/or other service with the Company in accordance with the Company's standard policies and practices as in effect from time to time or, alternatively, will arrange for Splitco to reimburse the Executive for such expenses (provided that the Company shall remain liable for the same to the extent not reimbursed by Splitco).

(e)Code Section 409A Timing of Reimbursements. All reimbursements under this Agreement, including without limitation Section 3(d), will be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred (or as may be later provided in Section 10(g)). Additionally, reimbursements or in-kind benefits made or provided to the Executive during any taxable year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year and no such reimbursements or in-kind benefits will be subject to liquidation or exchange for another benefit.

(f)Equity Grants. On December 17, 2009, the Company granted to the Executive options to acquire 8,743,000 shares of Liberty Media Corporation Series A Liberty Interactive common stock (the “Original LINTA Options”). Except as otherwise provided in this Section or in Section 4 or Section 5, subject to the Executive's continued employment with any of Splitco, any other Qualifying Subsidiary (as defined in the Reorganization Agreement) or any of their respective Subsidiaries (as defined in the Reorganization Agreement), or the Company or its Affiliates, 50% of the Original LINTA Options will vest on December 17, 2013, and the remaining 50% of the Original LINTA Options will vest on December 17, 2014. Upon the occurrence of a Change in Control prior to the Executive's Separation from LINTA, (A) any outstanding unvested portion of the Original LINTA Options, (B) any other restricted stock, options and other equity or equity derivatives held by the Executive as of the Effective Date that were issued or granted to the Executive by the Company or which as of the Effective Date are in respect of Common Stock, other than any such awards that were converted into Splitco awards pursuant to the Split-off (the awards described in clauses (A) and (B) hereof, the “Existing LINTA Equity Awards” and any Existing LINTA Equity Award that is an option or similar equity derivative, an “Existing LINTA Option Award”) and that are outstanding and unvested at the time of such Change in Control, and (C) any restricted stock, options or other equity or equity derivatives that are issued after the Effective Date to the Executive by the Company or any of its Affiliates pursuant to a Fundamental Corporate Event in full or partial replacement of, as an adjustment to, or otherwise with respect to, any Existing LINTA Equity Awards (the awards described in the preceding clauses (A), (B) and (C) being referred to herein as the “LINTA Equity Awards”) and that are outstanding and unvested at the time of such Change in Control will immediately vest in full and, with respect to any outstanding LINTA Equity Award that is an option or similar equity derivative (“LINTA Option Award”) such LINTA Option Award will be exercisable throughout the remainder of the full original term of the LINTA Option Award (determined without reference to any provision in such LINTA Option Award that reduces the exercisability of such LINTA Option Award upon the Executive's termination of employment with the Company or any of its Affiliates but otherwise in accordance with the terms and conditions applicable to such LINTA Option Award). Notwithstanding the foregoing, any LINTA Equity Award issued or granted to the Executive after the Effective Date by any Affiliate of the Company that is the subject of a Spin Transaction for which the Executive is appointed to serve as Chief Executive Officer after such Spin Transaction will not so vest and be exercisable, and any such LINTA Equity Award will be subject to provisions governing the vesting and exercise of such LINTA Equity Award upon termination of the Executive's employment by such Affiliate or upon a change in control of such Affiliate that are at least as favorable to the Executive in all material respects as those included in this Agreement, with such changes as may be appropriate to reflect the fact of his employment by such Affiliate. Notwithstanding the foregoing, in the event that any such LINTA Equity Award is subject to (and otherwise not exempt from) Section 409A of the Code, then such LINTA Equity Award will only vest in full if (X) such Change in Control would also be an event described in Section 409A(a)(2)(A)(v) of the Code or (Y) such vesting would not otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder). For the avoidance of doubt, the term “LINTA Equity Award” does not include any “Equity Award” as defined in the Amended and Restated Employment Agreement.

(g)Amendments to Option Agreements for Original LINTA Options. A portion of the Original LINTA Options were granted to the Executive pursuant to the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective February 22, 2007) and are governed by a Non-Qualified Stock Option Agreement dated as of December 17, 2009 between the Company and the Executive (the “2009 Option Agreement (2000 Plan)”). The rest of the Original LINTA Options were granted to the Executive pursuant to the Liberty Media Corporation 2007 Incentive Plan, and are governed by a Non-Qualified Stock Option Agreement dated as of December 17, 2009 between the Company and the Executive (the “2009 Option Agreement (2007 Plan)”). From and after the Effective Date, each of the 2009 Option Agreement (2000 Plan) and the 2009 Option Agreement (2007 Plan) is hereby deemed amended with respect to the Original LINTA Options to the extent necessary to reflect the terms and conditions of this Agreement. As of the date this Agreement was signed, the Company and the Executive were negotiating forms of amended and restated option agreements with respect to the Original LINTA Options that include the amendments to such options effected pursuant to this Agreement. Pending the execution of such amended and restated option agreements, the terms of this Agreement will control with respect to the Original LINTA Options to the extent there is an inconsistency between this Agreement and the 2009 Option Agreement (2000 Plan) or the 2009 Option Agreement (2007 Plan), as applicable.

4.Separation from LINTA.

(a)Separation from LINTA Due to Death. In the event of the Executive's death, and notwithstanding any provision to the contrary contained herein, in any equity plan, grant agreement or any other document relating to a LINTA

Equity Award, all outstanding, unvested LINTA Equity Awards will vest in full and any outstanding LINTA Option Award will be exercisable throughout the remainder of the full original term of the LINTA Option Award (determined without reference to any provision in such LINTA Option Award that reduces the exercisability of such LINTA Option Award upon the Executive's termination of employment with the Company or any of its Affiliates but otherwise in accordance with the terms and conditions applicable to such LINTA Option Award). In such an event, the Executive's estate shall also be entitled to receive a lump sum payment of any unpaid expense reimbursement and any amounts required by law to be paid to the Executive.

(b)Separation from LINTA Due to the Executive's Disability. Upon 30 days' prior written notice to the Executive, the Company may terminate the Executive's employment due to Disability. Upon the Executive's Separation from LINTA due to Disability, and notwithstanding any provision to the contrary contained herein, in any equity plan, grant agreement or any other document relating to a LINTA Equity Award, all outstanding, unvested LINTA Equity Awards will vest in full and any outstanding LINTA Option Award will be exercisable throughout the remainder of the full original term of the LINTA Option Award (determined without reference to any provision in such LINTA Option Award that reduces the exercisability of such LINTA Option Award upon the Executive's termination of employment with the Company or any of its Affiliates but otherwise in accordance with the terms and conditions applicable to such LINTA Option Award). In such an event, the Executive shall also be entitled to receive a lump sum payment of any unpaid expense reimbursement and any amounts required by law to be paid to the Executive.

(c)Separation from LINTA by LINTA Without Cause or by the Executive for Good Reason.

(i)The Company may terminate the Executive's employment without Cause, which shall require 30 days' prior written notice to the Executive. The Executive may terminate his employment with the Company for Good Reason upon 30 days' prior written notice to the Company. Upon such a Separation from LINTA, notwithstanding any provision to the contrary herein (other than Section 4(c)(ii), Section 4(c)(iii) and Section 5) or in any equity plan, grant agreement or other document relating to a LINTA Equity Award, all of the outstanding, unvested Original LINTA Options and all other outstanding, unvested LINTA Equity Awards will vest in a percentage equal to a fraction the numerator of which is the total combined number of days the Executive was employed by Splitco, any Qualifying Subsidiary (as defined in the Reorganization Agreement), any of their respective Subsidiaries (as defined in the Reorganization Agreement), the Company or its Affiliates (without duplication) during the vesting period associated with such LINTA Equity Award to and including the date of the Executive's Separation from LINTA plus 548, and the denominator of which is the entire vesting term of such LINTA Equity Award (in days). The foregoing will not apply to the Existing LINTA Equity Awards if the Executive makes a “Vesting Continuation Election” for such awards as described in Section 4(c)(ii). Upon the Executive's Separation from LINTA pursuant to this Section 4(c)(i), the Executive shall also be entitled to receive a lump sum payment of any unpaid expense reimbursement and any amounts required by law to be paid to the Executive.

(ii)If at the time of the Executive's Separation from LINTA pursuant to Section 4(c)(i), the Executive continues to be employed following such Separation by Splitco, any Qualifying Subsidiary (as defined in the Reorganization Agreement) or any of their respective Subsidiaries (as defined in the Reorganization Agreement), the Executive may elect to have all, but not less than all, of the outstanding, unvested Existing LINTA Equity Awards continue to vest as described below in Section 5. Such election (a “Vesting Continuation Election”) shall be made if at all by giving written notice to the Company within 60 days following the date of the Executive's Separation from LINTA pursuant to Section 4(c)(i). If the Executive makes a Vesting Continuation Election, vesting of the outstanding, unvested Existing LINTA Equity Awards following the Executive's Separation from LINTA shall be governed by Section 5.

(iii)Notwithstanding Sections 4(c)(i) and (ii), if (A) the members of the Malone Group (as defined below) cease to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, securities of the Company representing at least 20% of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (such percentage to be calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company's securities) and (B) within the period beginning 90 days before and ending 210 days after the date the condition prescribed in the foregoing clause (A) is satisfied (the “Malone Termination Period”), the Executive's Separation from LINTA shall occur pursuant to Section 4(c)(i), then all of the outstanding, unvested Original LINTA Options and all other outstanding, unvested LINTA Equity Awards will vest in full. The “Malone Group” means John C. Malone, his spouse, his children and other lineal descendents or any trust, foundation or other Person established by a member of the Malone Group for the benefit of one or more members of the Malone Group or for a charitable purpose. Subject to Section 4(d) and Section 4(e), any vested LINTA Option Awards, including without limitation any LINTA Option Award that vested pursuant to this Section 4(c), will remain exercisable throughout the remainder of the full original term of the LINTA Option Award (determined without reference to any provision in such LINTA Option Award that reduces the exercisability of such LINTA Option Award upon an individual's termination of employment with the Company or any of its Affiliates but otherwise in accordance with the terms and conditions applicable to such LINTA Option Award).

(d)Termination For Cause. Subject to the provisions of Section 1(c), the Company may terminate the Executive's employment for Cause. Upon such Separation from LINTA, all unvested LINTA Equity Awards will be forfeited and all vested, unexercised LINTA Equity Awards that are options or similar rights will cease to be exercisable 90 days after the Separation from LINTA date (but in no event after the stated term of such option or similar right has expired); provided, that if a Separation from LINTA for Cause occurs after December 31, 2014, any vested, unexercised Original LINTA Options will remain exercisable throughout the remainder of the full original term of such Original LINTA Options (determined without reference to any provision in such option that reduces the exercisability of such option upon an individual's termination of employment with the Company or any of its Affiliates but otherwise in accordance with the terms and conditions applicable to such option); provided further that if such Separation from LINTA occurs after a Change in Control has occurred, all vested LINTA Option Awards outstanding at the time of such Separation from LINTA that, pursuant to such Change in Control, previously became exercisable throughout the remainder of the full original term of such options will remain exercisable throughout the remainder of the full original term of such options (determined without regard to any provision in such LINTA Option Award that reduces the exercisability of such LINTA Option Award upon the individual's termination of employment but otherwise in accordance with the terms and conditions applicable to such LINTA Option Award). Upon the Executive's separation from LINTA pursuant to this Section 4(d), the Executive shall also be entitled to receive a lump sum payment of any unpaid expense reimbursement and any amounts required by law to be paid to the Executive.

(e)Termination Without Good Reason. Upon 30 days' prior written notice to the Company, the Executive will have the right to terminate his employment with the Company without Good Reason or any reason at all. Upon such Separation from LINTA, all outstanding, unvested LINTA Equity Awards will be forfeited and all outstanding, vested, unexercised LINTA Equity Awards that are options or similar rights will cease to be exercisable 90 days after the Separation from LINTA date (but in no event after the stated term of such option or similar right has expired); provided, that if a Separation from LINTA without Good Reason occurs after December 31, 2014, any outstanding, vested, unexercised Original LINTA Options will remain exercisable throughout the remainder of the full original term of such Original LINTA Options (determined without reference to any provision in such option that reduces the exercisability of such option upon an individual's termination of employment with the Company or any of its Affiliates but otherwise in accordance with the terms and conditions applicable to such option); provided further that if such Separation from LINTA occurs after a Change in Control has occurred, all vested LINTA Option Awards outstanding at the time of such Separation from LINTA that, pursuant to such Change in Control, previously became exercisable throughout the remainder of the full original term of such options will remain exercisable throughout the remainder of the full original term of such options (determined without regard to any provision in such LINTA Option Award that reduces the exercisability of such LINTA Option Award upon the individual's termination of employment but otherwise in accordance with the terms and conditions applicable to such LINTA Option Award). Upon the Executive's Separation from LINTA pursuant to this Section 4(e), the Executive shall also be entitled to receive a lump sum payment of any unpaid expense reimbursement and any amounts required by law to be paid to the Executive.

5.Vesting Continuation Election. Notwithstanding anything contained herein or any equity plan, grant agreement or other document relating to an Existing LINTA Equity Award to the contrary, the provisions of this Section 5 will apply to the Existing LINTA Equity Awards if (i) the Executive's Separation from LINTA occurs pursuant to Section 4(c)(i) and a Change in Control did not occur prior to such Separation from LINTA, (ii) Section 4(c)(iii) is not applicable, (iii) the Executive timely makes a Vesting Continuation Election and (iv) the Executive is employed by Splitco, any Qualifying Subsidiary (as defined in the Reorganization Agreement) or any of their respective Subsidiaries (as defined in the Reorganization Agreement) immediately following such Separation from LINTA.

(a)General Vesting. Except as otherwise provided below in this Section 5, subject to the Executive's continued employment with any of Splitco, any Qualifying Subsidiary (as defined in the Reorganization Agreement) or any of their respective Subsidiaries (as defined in the Reorganization Agreement), (i) 50% of the Original LINTA Options will vest on December 17, 2013, (ii) the remaining 50% of the Original LINTA Options will vest on December 17, 2014 and (iii) all other Existing LINTA Equity Awards will vest and become exercisable in accordance with the vesting schedule set forth in the applicable equity award agreements.

(b)Termination with Splitco by reason of Death or Disability. Upon the Executive's Separation from Splitco by reason of his death or due to his disability in accordance with Section 5(a) or Section 5(b) of the Amended and Restated Employment Agreement, and notwithstanding any provision to the contrary contained herein, in any equity plan, grant agreement or any other document relating to an Existing LINTA Equity Award, all outstanding, unvested Existing LINTA Equity Awards will vest in full and any outstanding Existing LINTA Option Award will be exercisable throughout the remainder of the full original term of the Existing LINTA Option Award (determined without reference to any provision in such award that reduces the exercisability of such award upon the Executive's termination of employment but otherwise in accordance with the terms and conditions applicable to such Existing LINTA Option Award).

(c)Termination by Splitco Without Cause or by the Executive for Good Reason. If the Executive's Separation from Splitco occurs pursuant to Section 5(c) of the Amended and Restated Employment Agreement (Termination by Splitco without Cause or by the Executive for Good Reason), then upon such Separation from Splitco and notwithstanding any provision to the contrary herein or in any equity plan, grant agreement or other document relating to an Existing LINTA Equity Award, all of the outstanding, unvested Existing LINTA Option Awards and all other outstanding, unvested Existing LINTA Equity Awards will vest in a percentage equal to a fraction the numerator of which is the total combined number of days the Executive was employed by Splitco, any Qualifying Subsidiary (as defined in the Reorganization Agreement), any of their respective Subsidiaries (as defined in the Reorganization Agreement), the Company or its Affiliates (without duplication) during the vesting period associated with such Existing LINTA Equity Award to and including the date of the Executive's Separation from Splitco plus 548, and the denominator of which is the entire vesting term of such Existing LINTA Equity Award (in days). Notwithstanding the foregoing, if (i) the members of the Malone Group cease to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, securities of Splitco representing at least 20% of the combined voting power of the then outstanding securities of Splitco ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (such percentage to be calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire Splitco's securities) and (ii) within the period beginning 90 days before and ending 210 days after the date the condition prescribed in the foregoing clause (i) is satisfied (the “Malone Splitco Termination Period”), the Executive's Separation from Splitco pursuant to Section 5(c) of the Amended and Restated Employment Agreement shall occur, then all of the outstanding, unvested Existing LINTA Option Awards and any other outstanding, unvested Existing LINTA Equity Awards will vest in full. Subject to Section 5(d) and Section 5(e), any vested Existing LINTA Option Awards, including without limitation any Existing LINTA Option Awards that vested pursuant to this Section 5(c) will remain exercisable throughout the remainder of the full original term of such award (determined without reference to any provision in such award that reduces the exercisability of such award upon an individual's termination of employment but otherwise in accordance with the terms and conditions applicable to such award).

(d)Termination For Cause. If the Executive's Separation from Splitco occurs pursuant to Section 5(d) of the Amended and Restated Employment Agreement (Termination for Cause), then upon such Separation from Splitco all unvested Existing LINTA Equity Awards will be forfeited and all outstanding, vested, unexercised Existing LINTA Equity Awards will cease to be exercisable 90 days after the Separation from Splitco date (but in no event after the stated term of such option or similar right has expired); provided, that if such a Separation from Splitco occurs after December 31, 2014, any outstanding, vested, unexercised Original LINTA Options will remain exercisable throughout the remainder of the full original term of such Original LINTA Options (determined without reference to any provision in such option that reduces the exercisability of such option upon an individual's termination of employment but otherwise in accordance with the terms and conditions applicable to such option); provided further that if such Separation from Splitco occurs after a Change in Control has occurred, all vested Existing LINTA Option Awards outstanding at the time of such Separation from Splitco that, pursuant to such Change in Control, previously became exercisable throughout the remainder of the full original term of such options will remain exercisable throughout the remainder of the full original term of such options (determined without regard to any provision in such Existing LINTA Option Award that reduces the exercisability of such Existing LINTA Option Award upon the individual's termination of employment but otherwise in accordance with the terms and conditions applicable to such Existing LINTA Option Award).

(e)Termination Without Good Reason. If the Executive's Separation from Splitco occurs pursuant to Section 5(e) of the Amended and Restated Employment Agreement (Termination without Good Reason), then upon such Separation from Splitco all unvested Existing LINTA Equity Awards will be forfeited and all outstanding, vested, unexercised Existing LINTA Equity Awards will cease to be exercisable 90 days after the Separation from Splitco date (but in no event after the stated term of such option or similar right has expired); provided, that if such a Separation from Splitco occurs after December 31, 2014, any outstanding, vested, unexercised Original LINTA Options will remain exercisable throughout the remainder of the full original term of such Original LINTA Options (determined without reference to any provision in such option that reduces the exercisability of such option upon an individual's termination of employment but otherwise in accordance with the terms and conditions applicable to such option); provided further that if such Separation from Splitco occurs after a Change in Control has occurred, all vested Existing LINTA Option Awards outstanding at the time of such Separation from Splitco that, pursuant to such Change in Control, previously became exercisable throughout the remainder of the full original term of such options will remain exercisable throughout the remainder of the full original term of such options (determined without regard to any provision in such Existing LINTA Option Award that reduces the exercisability of such Existing LINTA Option Award upon the individual's termination of employment but otherwise in accordance with the terms and conditions applicable to such Existing LINTA Option Award).

(f)Change in Control. Upon the occurrence of a Change in Control prior to the Executive's Separation from Splitco, any outstanding and unvested portion of the Original LINTA Options and any other outstanding and unvested Existing LINTA Equity Awards will immediately vest in full and, with respect to any outstanding Existing LINTA Option Award, such Existing LINTA Option Award will be exercisable throughout the remainder of the full original term of the Existing LINTA Option Award (determined without reference to any provision in such Existing LINTA Option Award that reduces the exercisability of such Existing LINTA Option Award upon the Executive's termination of employment but otherwise in accordance with the terms and conditions applicable to such Existing LINTA Option Award).

6.Provisions Related to Termination.

(a)Specified Employee. Notwithstanding any other provision of this Agreement, if (i) the Executive is to receive payments or benefits under Section 4 or Section 5 of this Agreement by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) the Executive is a “specified employee” within the meaning of Section 409A of the Code for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit were to commence within six months after a termination of the Executive's employment, then such benefit required under Section 4 or Section 5 will instead be paid as provided in this Section 6(a). Such benefits which would have otherwise been required to be made over such six month period will be paid, without interest, to the Executive in one lump sum payment or otherwise provided to the Executive on the first business day that is six months and one day after the Executive's separation from service. Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth above. For purposes of this Agreement, all references to “Separation,” “termination of employment” and other similar language will be deemed to refer to the Executive's “separation from service” with the applicable service recipient as defined in Treasury Regulation Section 1.409A-1(h), including, without limitation, the default presumptions thereof.

(b)Full Settlement; No Mitigation. The Company's obligation to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any Affiliate may have against the Executive. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of any benefits owed to the Executive under any of the provisions of this Agreement.

(c)Non-exclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive's continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company or an Affiliate and for which the Executive may qualify, except as specifically provided herein. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or an Affiliate at or subsequent to a termination of employment from the Company will be payable in accordance with such plan, policy, practice or program, except as explicitly modified by this Agreement.

7.Confidential Information. The Executive will not, during or after his employment with the Company, without the prior express written consent of the Company, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive's duties and responsibilities under this Agreement or when (i) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (ii) necessary to prosecute the Executive's rights against the Company or its Affiliates or to defend himself against any allegations). The Executive will also proffer to the Company, no later than the effective date of any termination of the Executive's engagement with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive's actual or constructive possession or which are subject to the Executive's control at such time. For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of the Company or any Affiliate of the Company, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Company or any Affiliate of the Company. Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive's breach of any of his obligations under this Section). If the Executive is in breach of any of the provisions of this Section 7, or if any such breach is threatened by the Executive, in addition to and without limiting or waiving any other rights or remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section 7. The Executive agrees that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, the Executive will not use as a defense thereto that there is an adequate remedy at law.

8.Successors and Assigns. This Agreement will bind and inure to the benefit of and be enforceable by the Executive, the Company, the Executive's and the Company's respective successors and assigns and the Executive's estate, heirs and legal representatives (as applicable). The Company will require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or, by an agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

9.Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

To the Company:	Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Chairman of the Board

With a copy to the Company's
counsel at:                Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Legal Department

To the Executive:	at the address listed in the Company's personnel records

With a copy to the Executive's

counsel at:	Dechert LLP
1095 Avenue of the Americas
New York, NY 10036-6797
Attention: Stephen W. Skonieczny, Esq.
Telephone: (212) 698-3524
Facsimile: (212) 314-0024

10.	General Provisions.

(a)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will (except as otherwise expressly provided herein) be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)Entire Agreement. This Agreement, together with any agreement evidencing the grant of a LINTA Equity Award, contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including without limitation any non-binding term sheets addressing potential provisions of this agreement. The Executive acknowledges and agrees that the Executive Employment Agreement dated as of December 17, 2009 between the Company and the Executive is no longer in effect and that the Company has no further obligations under such agreement. Without limiting the foregoing, the Executive acknowledges that the Split-off and the transfer of Executive's employment to Splitco did not constitute a Change in Control under such agreement or otherwise give rise to any rights of the Executive under such agreement.

(c)No Strict Construction; headings. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of the sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(d)Counterparts. This Agreement may be executed and delivered in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement will become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.

(e)Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, applied without reference to principles of conflict of laws.

(f)Legal Fees and Other Expenses. The Company will pay or reimburse the Executive for all legal fees and expenses incurred by the Executive in connection with the review, preparation and negotiation of this Agreement, any option agreement, restricted stock award, LINTA Equity Award and/or any other agreements or plans referenced herein and any documents related thereto. Any such reimbursement will be made as soon as practicable following submission of a reimbursement request, but no later than the later of (i) the end of the year following the year during which the underlying expense was incurred or (ii) the end of the year following the year in which the Executive's right to such reimbursement arises.

(g)Compliance with Section 409A. To the extent that the provisions of Section 409A of the Code or any Treasury regulations promulgated thereunder are applicable to any amounts payable hereunder, the parties intend that this Agreement will meet the requirements of such Code section and regulations and that the provisions hereof will be interpreted in a manner that is consistent with such intent. If, however, the Executive is liable for the payment of any tax, penalty or interest pursuant to Section 409A of the Code, or any successor or like provision (the “409A Tax”), with respect to any payments or property transfers received or to be received under this Agreement or otherwise (including, without limitation, with respect to any LINTA Equity Awards), the Company will pay the Executive an amount (the “Special Reimbursement”) which, after payment to the Executive (or on the Executive's behalf) of any federal, state and local taxes, including, without limitation, any further tax, penalty or interest under Section 409A of the Code, with respect to or resulting from the Special Reimbursement, equals the net amount of the 409A Tax. Any payment due to the Executive under this Section will be made to the Executive, or on behalf of the Executive, as soon as practicable after the determination of the amount of such payment, but no sooner than the date on which the Company is required to withhold such amount or the Executive is required to pay such amount to the Internal Revenue Service. Notwithstanding the foregoing, all payments under this Section will be made to the Executive, or on the Executive's behalf, no later than the end of the year following the year in which the Executive or the Company paid the related taxes, interest or penalties. The Executive will cooperate with the Company in taking such actions as the Company may reasonably request to assure that this Agreement will meet the requirements of Section 409A of the Code and any regulations promulgated thereunder and to limit the amount of any additional payments required by this Section 10(g) to be made to the Executive.

(h)Amendment and Waiver. The provisions of this Agreement may be amended only by a writing signed by the Company and the Executive. No waiver by a party of a breach or default hereunder will be valid unless in a writing signed by the waiving party, and no such waiver will be deemed a waiver of any subsequent breach or default.

(i)Withholding. All payments to the Executive under this Agreement will be subject to withholding on account of federal, state and local taxes as required by law.

(j)Survival. This Agreement will survive a Separation from LINTA and will remain in full force and effect after such Separation from LINTA but only to the extent that obligations existing as of the date of such Separation from LINTA have not been fully performed or by their nature would be intended to survive a Separation from LINTA, including that the provisions of Sections 5, 6, 7, 8, 9 and 10 will continue in effect in accordance with their terms.

(k)Arbitration. Except as provided in Section 7, any controversy, claim or dispute arising out of or in any way relating to this Agreement (including whether such controversy, claim or dispute is subject to arbitration), excepting only claims that may not, by statute, be arbitrated, will be submitted to binding arbitration. Both the Executive and the Company acknowledge that they are relinquishing their right to a jury trial. The Executive and the Company agree that arbitration will be the exclusive method for resolving disputes arising out of or related to the Executive's employment with the Company.

The arbitration will be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, except as otherwise provided in this Agreement. Arbitration will be commenced and heard in the Denver, Colorado metropolitan area. Only one arbitrator will preside over the proceedings, who will be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within 10 business days following receipt of such list, the arbitration tribunal will select the arbitrator. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of Colorado or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof will be allocated as provided by applicable law. The arbitrator will have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, will be available to the Company and the Executive as though the dispute were pending in U.S. federal court. The arbitrator will have the ability to rule on pre-hearing motions as though the matter were in a U.S. federal court, including the ability to rule on a motion for summary judgment.

If permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees or room rental fees) will be shared equally by the parties. If the foregoing is not permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law will be paid by the Company, provided that the Executive will be required to pay the amount of filing fees equal to that which the Executive would be required to pay to file an action in a Colorado state court. Each party will pay its own attorneys' fees and other costs incurred in connection with the arbitration, unless the relief authorized by law allows otherwise and the arbitrator determines that such fees and costs will be paid in a different manner. The arbitrator must provide a written decision that is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement Regarding LINTA Equity Awards to be effective as of the Effective Date.

LIBERTY INTERACTIVE CORPORATION, f/k/a
Liberty Media Corporation

By:     /s/ Charles Y. Tanabe
Name:          Charles Y. Tanabe
Title:         Executive Vice President
Executed:     February 23, 2012

EXECUTIVE:

/s/ Gregory B. Maffei             Gregory B. Maffei
Executed:     February 23, 2012

Appendix A
Current Permitted Activities

Chairman and stockholder, 360networks Corporation
Director, Electronic Arts
Owner, Lockerz, Inc.